Exhibit 15. Letter Regarding unaudited interim financial information from KPMG Peat Marwick




The Board of Directors
First American Corporation:

We have reviewed the consolidated balance sheets of First American Corporation and subsidiaries as of March 31, 1994 and 1993, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the three-month periods ended March 31, 1994 and 1993. These financial statements are the responsibility of the Corporation's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of First American Corporation and subsidiaries as of December 31, 1993; and the related consolidated income statements, changes in shareholders' equity and cash flows for the year then ended (not presented herein); and in our report dated January 21, 1994, we expressed an unqualified opinion on those consolidated financial statements.



                      /s/  KPMG Peat Marwick
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April 21, 1994